Exhibit 10.iii.a

FIRST AMENDMENT TO

THE MOSAIC COMPANY

RESTRICTED STOCK UNIT AWARD AGREEMENTS

FOR AGREEMENTS UNDER WHICH RESTRICTED STOCK UNITS

ARE SCHEDULED TO VEST ON OR AFTER JANUARY 1, 2009

This amendment to The Mosaic Company Restricted Stock Unit Award Agreements is made this      day of March, 2008, by and between The Mosaic Company, a Delaware corporation (the “Company”) and                      (the “Participant”) and applies to Restricted Stock Unit Award Agreements between the Company and Participant under which restricted stock units (“RSUs”) are scheduled to vest on or after January 1, 2009. This amendment is effective as of the date indicated in the preceding sentence.

Section 2(b) of each of these Agreements is amended to read as follows:

(b) If Participant ceases to be an employee of the Company or any Affiliate, whether voluntary or involuntary and whether or not terminated for cause, prior to vesting of the RSUs pursuant to Section 2(a) hereof, all of Participant’s rights to all of the unvested RSUs shall be immediately and irrevocably forfeited. Notwithstanding the foregoing, a Participant’s unvested RSUs shall vest upon the occurrence of the following events:

(i) The date the Participant dies.

(ii) The date the Participant is determined to be disabled under the Company’s long term disability plan.

This amendment is effective only to the extent that (i) it does not cause an amount that would have been paid in 2008 to be paid in a later year, and (ii) it does not cause an amount that would have been paid after 2008 to be paid in 2008. If the Participant dies or becomes disabled in 2008, the Participant’s RSUs will vest on January 1, 2009.

IN WITNESS WHEREOF, the Company and Participant have executed this amendment on the date set forth in the first paragraph.

THE MOSAIC COMPANY

By:
[Name of Officer]

Its:

PARTICIPANT

Name: